Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement filed on or about July 15, 2005 on Form S-4 of our reports, dated February 24, 2005 (our report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to changes in the methods of accounting for discontinued operations in 2002 and asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 143, Accounting for Asset Retirement Obligations, respectively), relating to the consolidated financial statements of U.S. Restaurant Properties, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management’s report on the effectiveness of internal control over financial reporting, appearing in the U.S. Restaurant Properties, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Dallas, Texas

July 15, 2005